Exhibit 10.1

3250 Van Ness Avenue

San Francisco, CA 94109

(415) 616-8698

Sandra Stangl

[Home address redacted]

Re:	Separation Agreement and General Release

Dear Sandra:

This Separation Agreement and General Release (the “Agreement”) and Exhibit A to this Agreement (“Exhibit A”), which is incorporated herein by reference, is a contract that describes in detail the separation benefits Williams-Sonoma, Inc. (“WSI”) offers you in connection with the end of your employment and to ease your transition to your next job.

1.	Transition and Separation. If you sign, do not revoke and comply with all terms and conditions of this Agreement, your last day of employment with WSI will be March 31, 2017 (the “Separation Date”), which will be a resignation, and you will be paid your base salary through the Separation Date. The period between you signing this Agreement and the Separation Date is the “Transition Period.” You understand that any salary payments you receive during the Transition Period are not for wages WSI concedes it owes you and are consideration for you signing the Agreement. During the Transition Period you will only perform any work as required by paragraphs 15, 16 and 17.

2.	Additional Severance Benefits. In exchange for your timely execution and non-revocation of this Agreement, and then your timely execution of Exhibit A on your Separation Date, and your compliance with all terms and conditions of this Agreement and Exhibit A, you will receive the following:

a.

WSI will continue your base salary at your current bi-weekly base salary rate of $42,307.69 (based on your current annual base salary of $1,100,000.00) and make biweekly COBRA payments to you in the amount of $1,005 (up to $26,130 in the aggregate) (1) for a period of one year from the Separation Date; or (2) until you accept (a) other employment; (b) work as an independent contractor or consultant; (c) a board seat for a non-charitable company unless approved by WSI’s CEO; or (d) any other form of paid non-charitable work or non-charitable advising, whichever comes first (“Transition Payments”). These Transition Payments will be paid to you, less applicable withholdings and deductions, on WSI’s regularly scheduled payroll dates beginning with the first regularly scheduled payroll date that occurs after the Separation Date. If you accept (a) other employment; (b) work as an independent contractor or consultant; (c) a board seat for a non-charitable company unless approved by WSI’s CEO; or (d) any other form of paid non-charitable work or non-charitable advising before the one year period expires, you must report it to David King via telephone and email within one business day. Each bi-weekly payment shall constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. The COBRA payments, after reduction for applicable withholdings and deductions, are intended to approximate the cost of your COBRA coverage for up to 12 months and may be used by you for any purpose.

b.	Stock Acceleration: Subject to this Agreement and Exhibit A becoming effective, on the Separation Date WSI will accelerate the vesting and authorize settlement of 42,644 WSI restricted stock units held by you that had been scheduled to vest in April 2017. Such accelerated vesting and settlement shall be subject to all applicable withholdings and otherwise to the terms of the applicable plan and agreements under which such equity awards were granted to you.

3.	After the Separation Date, you will not be entitled to any more payments or benefits of any kind, other than those described in the Agreement and Exhibit A. If you violate any of the terms, conditions or representations in the Agreement or Exhibit A, all payments due under the Agreement and Exhibit A will immediately stop, and WSI will have no further obligation to you under the Agreement and Exhibit A. If you violate any of the terms, conditions or representations in the Agreement or Exhibit A after you receive the payments described in paragraphs 1 and/or 2, WSI will have the right to demand repayments, and take legal action to recover these amounts.

4.	By signing Exhibit A, you acknowledge that at the end of your employment, WSI paid you your final pay, including all wages due, less applicable withholdings and deductions, and all of your accrued but unused vacation and floating holiday time, less applicable withholdings and deductions (collectively “final wages”). You understand that these final wages were not conditioned on you signing Exhibit A. You agree that prior to signing Exhibit A, you were not entitled to receive any other payments from WSI, including that you did not earn and will not receive any bonuses, and the only payments or benefits you are entitled to receive in the future are those specified in paragraphs 1 and 2 of the Agreement. Your signature on Exhibit A also confirms that as of the Separation Date, you have not suffered an on-the-job injury for which you have not already filed a claim. By signing Exhibit A, you also agree that as of your Separation Date you have no unreimbursed business expenses.

5.	As of the Separation Date, you acknowledge and agree that (i) you do not hold any WSI stock options and/or stock-settled stock appreciation rights and (ii) except as set forth in paragraph 2, you will not be eligible to vest in any WSI equity awards on or after the Separation Date.

6.	You agree that even after the Separation Date, you must comply with the parts of WSI’s Code of Conduct that apply after your employment at WSI ends. You represent and warrant that you have complied with the Code of Conduct in all material respects prior to your execution of this Agreement and Exhibit A. A copy of the Code of Conduct is attached.

7.

You represent and warrant that you have not disclosed any Confidential Information outside of WSI prior to your execution of this Agreement and Exhibit A. You may not disclose any Confidential Information you received during or as a result of your employment with WSI. Confidential Information means any information that is, or should reasonably be understood to be, confidential or proprietary to WSI. Confidential Information includes (but is not limited to) all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to WSI’s past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors, former vendors or other vendors that were considered but rejected. A breach of this confidentiality provision will be deemed to be a material breach of the Agreement and Exhibit A and, in addition to all other remedies for breach, will entitle WSI to recover liquidated damages in the amount of $10,000.00 for each occurrence of a breach of this confidentiality provision. Any claim of a breach of this confidentiality provision shall be resolved by arbitration with JAMS. You expressly agrees that this provision is reasonable under the circumstances that exist at the time this Agreement is executed. Notwithstanding the foregoing, the Defend Trade Secrets Act of 2016 (DTSA) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

8.	You agree that you will not disparage or encourage or induce others to disparage WSI and the Released Parties (defined below). For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements to any person or entity including, but not limited to, the press and/or media, former employees, employees, partners or principals of WSI or any entity with whom WSI has a business relationship, that would adversely affect in any manner (a) the conduct of the business of WSI or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of WSI or any of the Released Parties. Nothing in this paragraph shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation or government proceeding, or as otherwise required by law. A breach of this non-disparagement provision will be deemed to be a material breach of the Agreement and Exhibit A. Any claim of a breach of this non-disparagement provision shall be resolved by arbitration with JAMS. Provided you timely sign and do not revoke the Agreement and sign Exhibit A, WSI will instruct the following people not to disparage you: all members of the current WSI Executive Committee.

9.	By the Separation Date, you agree to deliver to WSI all company documents and materials in your possession, such as name tags, uniforms, reports, files, memos, records,

business contacts, software, credit cards, door and file keys, computers, computer access codes, flash drives, external hard drives, disks, instructional manuals and any other property you received, prepared or helped prepare in connection with your employment. You also agree that you will not keep any copies or excerpts of any of these items.

10.	In exchange for the consideration described in paragraph 1, you hereby release, waive, acquit and forever discharge WSI and all of its and their respective past, present and future direct and indirect affiliates, brands, subsidiaries, predecessors, successors and assigns, and all of its and their respective past, present and future partners, principals, officers, directors, employees, attorneys, insurers, representatives and agents, whether acting as agents or in individual capacities, and the Company pension and welfare benefit plans (and their respective plan administrators, fiduciaries, insurers and trustees) (the “Released Parties”), of and from any and all claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, arising out of or in any way related to your employment or the separation of your employment through the date you sign this Agreement. This general release includes, but is not limited to: (i) all claims related to your compensation or benefits, including but not limited to, wages, salary, bonuses, commissions, vacation pay, all claims related to fringe benefits, incentive pay, severance pay, or any other form of compensation; (ii) all claims pursuant to any federal, state or local law prohibiting discrimination, harassment and/or retaliation; (iii) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (iv) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (v) all other claims related to employment. You understand and agree that by signing and not revoking this Agreement, you are precluded to the fullest extent permitted by law from filing or pursuing any legal claim against WSI at any time in the future, in any forum or tribunal, arising out of any of the claims that you have waived as a result of executing this Agreement.

11.	The general release described in paragraph 10 does not include (i) claims based on WSI’s obligations to you under this Agreement; (ii) your vested rights under any WSI retirement plan; (iii) claims for unreimbursed business expenses under California Labor Code section 2802; and (iv) any rights or claims which cannot be waived or released as a matter of law. If any provision of the release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforced to the full extent permitted by law.

12.	You acknowledge the language of Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and understand and agree that it is your intention to release all claims that you have or may have against the Released Parties set forth in this Agreement, whether known or unknown, suspected or unsuspected.

13.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it and that WSI has signed it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. The offers described in paragraphs 1 and 2 will be automatically withdrawn and revoked if you do not sign the Agreement within this 21-day period. To revoke the Agreement, you must deliver to me at facsimile number: (415) 439-8484, prior to the end of the 7-day period, a written notice of revocation. You acknowledge that your consent to this Agreement is knowing and voluntary.

14.	Nothing in the Agreement or Exhibit A will affect the Equal Employment Opportunity Commission’s (EEOC) right and responsibility to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other applicable law. Nor will anything in the Agreement or Exhibit A interfere with your right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity. However, if such an agency or entity investigates on your behalf, you specifically give up your right to recover money or other benefits of any sort, including reinstatement to your former WSI position that may arise from the investigation or otherwise. Nothing in this Agreement or Exhibit A is intended to impede your ability to report securities law violations to the SEC under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program.

15.	You agree to fully cooperate with WSI and its counsel as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during your employment with WSI. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to WSI without the need of the subpoena process.

16.	You agree to fully cooperate in all matters relating to the transition of your employment (including with respect to internal and external communication plans) and other matters reasonably requested by WSI and/or the Board of Directors, whether before or after the Separation Date.

17.	You agree to resign from your officer position, effective March 15, 2017. At WSI’s request, you agree to promptly complete all necessary paperwork and provide such necessary information to effectuate that resignation.

18.

You represent and warrant that you have not directly or indirectly recruited, solicited or induced, or attempted to induce, any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI prior to your execution of this Agreement and Exhibit A. You agree that you will not, for a period of 12 months from the Separation Date, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI. You agree that you will not at any time use Confidential Information (as defined in paragraph 7) to recruit, solicit, retain or hire any of WSI’s employees, consultants or vendors.

19.	You agree that except as required by law, neither you nor any member of your family will disclose to any person, group or company (other than your legal, tax or financial advisors) the terms of the Agreement, Exhibit A or any discussions leading up to your decision to sign the Agreement or Exhibit A. If such disclosure is made, WSI will immediately discontinue any payments offered to you under the Agreement and Exhibit A.

20.	You acknowledge and agree that neither WSI nor its advisors have made any representations to you regarding the tax consequences to you of any compensation or benefits subject to this Agreement and Exhibit A. You agree that such tax consequences are solely your responsibility.

21.	This Agreement and Exhibit A shall inure to the benefit of and be binding upon the heirs, representatives, parents, marital communities, successors and assigns, to the extent applicable, of each of the parties to it.

22.	The provisions of the Agreement are severable. And the provisions of Exhibit A are severable. This means if a court or arbitrator concludes any part of the Agreement or Exhibit A is invalid or unenforceable, its conclusion will not affect the validity or the enforceability of any other part.

23.	Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s confidential and/or proprietary information or arising out of a breach of paragraph 18, to ensure rapid and economical resolution of any disputes regarding this Agreement or Exhibit A, you and WSI hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and/or Exhibit A, or their interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration in San Francisco, CA conducted under the Judicial Arbitration and Mediation Service (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. You and WSI each acknowledge that by agreeing to this arbitration procedure, you and WSI waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals.

24.	This Agreement and Exhibit A are governed by California law without regard to conflict of law principles.

You agree that this Agreement and Exhibit A constitute the entire agreement between you and WSI regarding the subject matter of this Agreement and Exhibit A, and replace any prior discussions or agreements, whether oral or written, with regard to that subject. The terms of the Agreement and/or Exhibit A may only be changed by another written agreement, signed by an authorized representative of WSI.

To indicate that you agree to comply with the terms and conditions of this Agreement, please sign this Agreement and return it to me that same day. Please sign Exhibit A on your Separation Date and return it to me that same day.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Sandra Stangl		Williams-Sonoma, Inc.

/s/ Sandra Stangl		/s/ Linda Lewis
Linda Lewis Executive Vice President, Chief Talent Officer

Date:	March 14, 2017	Date:	March 14, 2017

Exhibit A to Separation Agreement and General Release

This Exhibit A to the Separation Agreement and General Release (“Agreement”) is entered into by and between Williams-Sonoma, Inc. (WSI) and you, Sandra Stangl.

1. Consideration. In exchange for your timely execution and non-revocation of the Agreement, and then your timely execution of this Exhibit A on your Separation Date, and your compliance with all terms and conditions of this Agreement and Exhibit A, you will receive the following:

a.	WSI will continue your base salary at your current bi-weekly base salary rate of $42,307.69 (based on your current annual base salary of $1,100,000.00) and make biweekly COBRA payments to you in the amount of $1,005 (up to $26,130 in the aggregate) (1) for a period of one year from the Separation Date; or (2) until you accept (a) other employment; (b) work as an independent contractor or consultant; (c) a board seat for a non-charitable company unless approved by WSI’s CEO; or (d) any other form of paid non-charitable work or non-charitable advising, whichever comes first (“Transition Payments”). These Transition Payments will be paid to you, less applicable withholdings and deductions, on WSI’s regularly scheduled payroll dates beginning with the first regularly scheduled payroll date that occurs after the Separation Date. If you accept (a) other employment; (b) work as an independent contractor or consultant; (c) a board seat for a non-charitable company unless approved by WSI’s CEO; or (d) any other form of paid non-charitable work or non-charitable advising before the one year period expires, you must report it to David King via telephone and email within one business day. Each bi-weekly payment shall constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. The COBRA payments, after reduction for applicable withholdings and deductions, are intended to approximate the cost of your COBRA coverage for up to 12 months and may be used by you for any purpose.

b.	Stock Acceleration: Subject to the Agreement and this Exhibit A becoming effective, on the Separation Date WSI will accelerate the vesting and authorize settlement of 42,644 WSI restricted stock units held by you that had been scheduled to vest in April 2017. Such accelerated vesting and settlement shall be subject to all applicable withholdings and otherwise to the terms of the applicable plan and agreements under which such equity awards were granted to you.

2. General Release and Waiver of Claims. In exchange for the consideration described in paragraph 1 of this Exhibit A, you hereby release, waive, acquit and forever discharge WSI and all of its and their respective past, present and future direct and indirect affiliates, brands, subsidiaries, predecessors, successors and assigns, and all of its and their respective past, present and future partners, principals, officers, directors, employees, attorneys, insurers, representatives and agents, whether acting as agents or in individual capacities, and the Company pension and welfare benefit plans (and their respective plan administrators, fiduciaries, insurers and trustees) (the “Released Parties”), of and from any and all claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, arising out of or in any way related to your employment or the separation of your employment through the date you sign this Agreement. This general release includes, but is not limited to: (i) all claims related to your compensation or benefits, including but not limited to, wages, salary, bonuses, commissions, vacation pay, all claims related to fringe benefits, incentive pay, severance pay, or any other form of compensation; (ii) all claims pursuant to any federal, state or local law prohibiting discrimination, harassment and/or retaliation; (iii) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (iv) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (v) all other claims related to employment. You understand and agree that by signing this Exhibit A, you are precluded to the fullest extent permitted by law from filing or pursuing any legal claim against WSI at any time in the future, in any forum or tribunal, arising out of any of the claims that you have waived as a result of executing this Exhibit A.

This general release does not include (i) claims based on WSI’s obligations to you under the Agreement and Exhibit A; (ii) your vested rights under any WSI retirement plan; (iii) claims for unreimbursed business expenses under California Labor Code section 2802; and (iv) any rights or claims which cannot be waived or released as a matter of law. If any provision of the release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforced to the full extent permitted by law.

3. 1542 Waiver. You acknowledge the language of Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and understand and agree that it is your intention to release all claims that you have or may have against the Released Parties set forth in this Exhibit A, whether known or unknown, suspected or unsuspected.

4. Entire Agreement: You agree that the Agreement and this Exhibit A constitute the entire agreement between you and WSI regarding the subject matter of the Agreement and Exhibit A, and replace any prior discussions or agreements, whether oral or written, with regard to that subject.

The Parties knowingly and voluntarily sign this Exhibit A as of the date(s) set forth below:

Sandra Stangl		Williams-Sonoma, Inc.

/s/ Sandra Stangl		/s/ Linda Lewis
Linda Lewis Executive Vice President, Chief Talent Officer

Date:	March 31, 2017	Date:	March 31, 2017